Exhibit 99.1

October 4, 2017

FOR IMMEDIATE RELEASE

Rio Grande LNG, Cameron County Agree to Chapter 312 Property Tax Incentives

•                  Agreements provide full abatement of county property taxes for ten years of operations

•                  Rio Grande LNG commits to maximize local hiring, significant payments-in-lieu-of-taxes, and funding for community projects

THE WOODLANDS, Texas, USA (October 4, 2017) — NextDecade Corporation (NASDAQ: NEXT) (“NextDecade”), a liquefied natural gas (“LNG”) development company focused on LNG export projects, announced today that its wholly-owned subsidiary, Rio Grande LNG, LLC has executed agreements with Cameron County, Texas (the “County”) to receive Chapter 312 tax incentives for its proposed Rio Grande LNG export project at the Port of Brownsville.

The tax abatement agreements are aligned with distinct phases of the project and provide for the full abatement of County property taxes for each phase’s first ten years of operations. Subject to a positive final investment decision, Rio Grande LNG agrees to pay $2.7 million in payments-in-lieu-of-taxes during each year of tax abatement for all phases. Additionally, the Rio Grande LNG agrees to provide up to $10 million to fund community projects and to maximize the hiring of local residents during construction and operations.

Currently one of the largest proposed private investments in the State of Texas, Rio Grande LNG and its associated Rio Bravo Pipeline could invest more than $15 billion in the County. At full build-out, the proposed facility and pipelines are expected to create approximately 6,000 direct jobs during construction; more than 250 permanent jobs at the facility during operations; and more than 3,000 indirect permanent jobs in the County. Additionally, exports from Rio Grande LNG could significantly improve the U.S. balance of trade while supporting key allies with access to cleaner-burning natural gas.

NextDecade Chief Financial Officer, Ben Atkins, said, “This marks the start of our company’s formal partnership with Cameron County. We look forward to a long collaboration to positively impact the economic wellbeing of County residents.” Atkins continued, “These tax incentives are essential to the project’s competitiveness, and we are grateful to have received broad political support, evidencing our commitment to safe operations and sensitivity to the region’s environment and tourist sectors. Rio Grande LNG is ideally located with access to a capable workforce, superb port facilities and abundant, low-cost feed gas from the Eagle Ford and Permian basins.”

The Rio Grande LNG project is in the advanced stages of its regulatory approval process with the U.S. Federal Energy Regulatory Commission and hopes to receive all necessary approvals by mid-2018, allowing for a final investment decision later that year and first LNG in 2022. The terminal is to be engineered and constructed by CB&I, a world-class LNG engineering and construction company, and will utilize a proven, safe, low-cost design based on equipment supplied by Air Products and Chemicals, Inc., and Baker Hughes GE.

# # #

About NextDecade Corporation

Based in The Woodlands, Texas, NextDecade is a developer of LNG projects providing customers access to the full LNG value chain. NextDecade comprises a team of industry leaders with extensive experience in signing major LNG off-take deals, and developing and managing LNG, FLNG, and FSRU projects, as well as associated natural gas infrastructure around the world. For more information, please visit www.next-decade.com.

CAUTIONARY INFORMATION ABOUT FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of U.S. federal securities laws. The words “believe”, “expect”, “intend”, “plan”, “potential”, and similar expressions are intended to identify forward-looking statements, and these statements may relate to the business of NextDecade Corporation and its affiliates. These statements involve a number of known and unknown risks, which may cause actual results to differ materially from expectations expressed or implied in the forward-looking statements. These risks include uncertainties about NextDecade’s Rio Grande LNG and Rio Bravo pipeline projects and other matters discussed in the “Risk Factors” section of the definitive proxy statement filed by NextDecade (formerly “Harmony Merger Corp.”) on June 29, 2017 and other reports filed with the Securities and Exchange Commission (the “SEC”), all of which are incorporated herein by reference. The forward-looking statements in this press release speak as of the date of this release. Although NextDecade may from time to time voluntarily update its prior forward-looking statements, it disclaims any commitment to do so except as required by securities laws.

INVESTORS

NextDecade | Patrick Hughes | + 1 (832) 209 8131| patrick@next-decade.com

MEDIA

Ward for NextDecade | Molly LeCronier | +1 (713) 869 0707 | MLeCronier@wardcc.com